Exhibit 99.1

Financial Statements

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2004	2003
		(Restated)
		Note 17
Revenues	$586,117	$578,826
Costs and expenses	473,020	463,868

Gross profits	113,097	114,958

General and administrative expenses	(51,021)	(21,411)
Gains and impairment (losses) on dispositions, net	35,603	9,334

Operating income	97,679	102,881
Interest expense	(33,798)	(37,370)
Other income, net	7,564	4,601

	(26,234)	(32,769)

Income from continuing operations before income taxes and cumulative effects of accounting changes	71,445	70,112
(Benefit) provision for income taxes	(4,381)	26,138

Income from continuing operations before cumulative effects of accounting changes	$75,826	$43,974
Income from discontinued operations (net of income tax expense (benefit) of $140 and ($162))	754	112
Cumulative effects of accounting changes (net of income tax benefit of $21,274)	(48,061)	—

Net income	$28,519	$44,086

Basic earnings (loss) per share:
Income from continuing operations before cumulative effects of accounting changes	$.25	$.15
Income from discontinued operations, net of tax	.00	.00
Cumulative effects of accounting changes, net of tax	(.16)	—

Net income	$.09	$.15

Diluted earnings (loss) per share:
Income from continuing operations before cumulative effects of accounting changes	$.23	$.14
Income from discontinued operations, net of tax	.00	.00
Cumulative effects of accounting changes, net of tax	(.14)	—

Net income	$.09	$.14

Basic weighted average number of shares	303,018	297,775

Diluted weighted average number of shares	353,088	348,665

(See notes to unaudited consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands, except share amounts)

	March 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$498,911	$239,431
Receivables, net	131,997	229,839
Inventories	78,585	136,807
Other	133,143	61,146

Total current assets	842,636	667,223

Preneed funeral receivables and trust investments	1,460,391	1,229,765
Preneed cemetery receivables and trust investments	1,398,416	1,083,035
Cemetery property, at cost	1,556,279	1,524,847
Property, plant and equipment, at cost, net	968,815	1,277,583
Assets of discontinued operations	9,227	9,318
Deferred charges and other assets	697,736	738,011
Goodwill	1,167,579	1,195,422
Cemetery perpetual care trust investments	703,996	—

	$8,805,075	$7,725,204

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$364,835	$449,497
Current maturities of long-term debt	371,692	182,682
Income taxes	11,291	29,576

Total current liabilities	747,818	661,755

Long-term debt	1,309,851	1,519,189
Deferred preneed funeral revenues	559,865	1,612,347
Deferred preneed cemetery revenues	922,144	1,575,352
Deferred income taxes	353,245	418,375
Liabilities of discontinued operations	62,075	61,530
Other liabilities	409,934	349,698
Non-controlling interest in funeral and cemetery trusts	2,155,205	—
Commitments and contingencies (note 12)
Non-controlling interest in perpetual care trusts	671,986	—
Stockholders’ equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 304,208,304 and 302,039,871, issued and outstanding (net of 2,469,445 treasury shares, at par)	304,208	302,040
Capital in excess of par value	2,285,199	2,274,664
Unearned compensation	(2,749)	—
Accumulated deficit	(909,544)	(938,063)
Accumulated other comprehensive loss	(64,162)	(111,683)

Total stockholders’ equity	1,612,952	1,526,958

	$8,805,075	$7,725,204

(See notes to unaudited consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three months ended
	March 31,
	2004	2003
		(Restated)
		note 17
Cash flows from operating activities:
Net income	$28,519	$44,086
Adjustments to reconcile net income to net cash provided by operating activities:
Net income from discontinued operations	(754)	(112)
Gains on early extinguishments of debt	—	(2,321)
Cumulative effects of accounting changes, net of tax	48,061	—
Depreciation and amortization	35,790	38,707
Provision for deferred income taxes	(5,619)	18,320
(Gains) and impairment losses on dispositions, net	(35,603)	(9,334)
Change in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease in receivables	7,172	602
Decrease in other assets	4,229	115,038
Increase (decrease) in payables and other liabilities	3,754	(28,850)
Net effect of preneed funeral production and maturities	(4,497)	(1,716)
Net effect of cemetery production and deliveries	1,867	551
Other	4,458	7,481

Net cash provided by operating activities from continuing operations	87,377	182,452
Net cash provided by operating activities from discontinued operations	1,267	807

Net cash provided by operating activities	88,644	183,259
Cash flows from investing activities:
Capital expenditures	(17,698)	(21,191)
Proceeds from divestitures and sales of property and equipment	8,744	29,035
Proceeds and distributions from joint ventures and equity investments, net of cash retained	287,886	4,766
Net (deposits) withdrawals of restricted funds and other	(105,601)	(6,950)

Net cash provided by investing activities from continuing operations	173,331	5,660
Net cash used in investing activities from discontinued operations	(39)	(57)

Net cash provided by investing activities	173,292	5,603
Cash flows from financing activities:
Payments of debt	(5,907)	(79,319)
Early extinguishments of debt	—	(161,738)
Proceeds from exercise of stock options	3,294	—
Bank overdrafts and other	—	3,075

Net cash used in financing activities	(2,613)	(237,982)
Effect of foreign currency	157	1,380

Net increase (decrease) in cash and cash equivalents	259,480	(47,740)
Cash and cash equivalents at beginning of period	239,431	200,625

Cash and cash equivalents at end of period	$498,911	$152,885

(See notes to unaudited consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)
(In thousands)

					Accumulated
		Capital in			other
		of excess	Unearned	Accumulated	comprehensive
	Common Stock	par value	Compensation	deficit	loss	Total
Balance at December 31, 2003	$302,040	$2,274,664	$—	$(938,063)	$(111,683)	$1,526,958
Net income				28,519		28,519
Other comprehensive income:
Foreign currency translation					(35,084)	(35,084)
Minimum pension liability					33,599	33,599
Reclassification adjustment for realized loss on foreign currency translation					49,006	49,006

Total other comprehensive income						47,521

Contributions to employee 401(k) plan	862	4,877				5,739
Stock option exercises and other	878	3,175				4,053
Restricted stock award	428	2,483	(2,911)			—
Restricted stock amortization			162			162

Balance at March 31, 2004	$304,208	$2,285,199	$(2,749)	$(909,544)	$(64,162)	$1,612,952

(See notes to unaudited consolidated financial statements)

SERVICE CORPORATION INTERNATIONAL
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

1. Nature of Operations

Service Corporation International (SCI or the Company) is the world’s largest provider of funeral and cemetery services. At March 31, 2004, the Company operated 1,244 funeral service locations, 412 cemeteries and 144 crematoria located in seven countries. Of these locations, five funeral homes, seven cemeteries and two crematoria were classified as discontinued at March 31, 2004. The Company also had minority interest equity investments in funeral and cemetery operations in the United Kingdom and France.

     The funeral service and cemetery operations consist of funeral service locations, cemeteries, crematoria and related businesses. Personnel at the funeral service locations provide all professional services relating to funerals, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise (including caskets, coffins, burial vaults, cremation receptacles, flowers and other ancillary products and services) is sold at funeral service locations. Certain funeral service locations contain crematoria. The Company sells preneed funeral services whereby a customer contractually agrees to the terms of a funeral to be performed in the future. The Company’s cemeteries provide cemetery property interment rights (including mausoleum spaces, lots and lawn crypts) and sell cemetery related merchandise (including stone and bronze memorials, burial vaults, casket and cremation memorialization products) and services (primarily merchandise installation fees and burial opening and closing fees). Cemetery items are sold on an atneed or preneed basis. Personnel at cemeteries perform interment services and provide management and maintenance of cemetery grounds. Certain cemeteries operate crematoria, and certain cemeteries contain gardens specifically for the purpose of cremation memorialization. At March 31, 2004, there were 183 combination locations that contain a funeral service location within a Company owned cemetery.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements for the three months ended March 31, 2004 and 2003 include the accounts of the Company and all majority-owned subsidiaries and are unaudited but include all adjustments, consisting of normal recurring accruals and any other adjustments, which management considers necessary for a fair presentation of the results for these periods. These consolidated financial statements have been prepared in a manner consistent with the accounting policies described in the annual report on Form 10-K filed with the U. S. Securities and Exchange Commission for the year ended December 31, 2003, unless otherwise disclosed herein, and should be read in conjunction therewith. The accompanying year-end consolidated balance sheet was derived from the audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year period.

     The Company has reclassified certain prior year amounts to conform to the current period financial presentation with no effect on previously reported results of operations, financial condition or cash flows.

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. As a result, actual results could differ from these estimates. The effective tax rate in the first quarter of 2004 was a benefit of 6.1% compared to an expense of 37.3% in the first quarter of 2003 due to tax benefits realized from the joint venture of the French operations consummated in March 2004.

Equity Investments

At March 31, 2004, the Company had minority investments in operations in the United Kingdom and France, which were accounted for using the equity method of accounting for investments and recorded in Deferred charges and other assets in the consolidated balance sheet.

     Subsequent to March 31, 2004, the Company sold 79% of its equity investment in the United Kingdom company in connection with a successful public offering. As a result of this transaction, the Company will account for the investment under the cost method of accounting and in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). Accordingly, the investment will be classified as available-for-sale and be adjusted regularly to reflect the market value of the asset as of the balance sheet date with a corresponding entry to Other comprehensive income (loss) in the consolidated statement of stockholders’ equity.

3. Accounting Changes and New Accounting Pronouncements

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.” This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R).

     The Company implemented FIN 46R as of March 31, 2004, which resulted in the consolidation of the Company’s preneed funeral and cemetery merchandise and service trusts and the Company’s cemetery perpetual care trust funds. No cumulative effect of an accounting change was recognized by the Company as a result of the implementation of FIN 46R, as it relates to the consolidation of our trust funds. This implementation was as of March 31, 2004, and only affected the Company’s consolidated balance sheet. The implementation of FIN 46R will affect certain line items on the Company’s statement of operations in future periods as described below, however, the Company believes the overall effect on the statement of operations will be neutral.

     Although FIN 46R requires consolidation of the merchandise and service and perpetual care trusts, it does not change the legal relationships among the trusts, the Company and its customers. In the case of merchandise and service trusts, the customers are the legal beneficiaries. In the case of cemetery perpetual care trusts, the Company does not have a legal right to the perpetual care trust assets. For these reasons, the Company has recognized non-controlling interests in our financial statements to reflect third party interests in these trust funds that have been consolidated by the Company.

     Both the merchandise and services trusts and the cemetery perpetual care trusts hold investments in marketable securities which have been classified as available-for-sale. These investments are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of Accumulated other comprehensive loss in the Company’s consolidated balance sheet pursuant to the provisions of SFAS 115. Unrealized gains and losses attributable to the non-controlling interest holders are reclassified from Accumulated other comprehensive loss to Non-controlling interest in perpetual care trusts in the Company’s consolidated balance sheet. Unrealized gains and losses attributable to the Company, but that have not been earned through the performance of services or delivery of merchandise are reclassified from Accumulated other comprehensive loss to deferred revenues.

     Beginning after March 31, 2004, the Company will recognize realized earnings of the merchandise and service trusts and cemetery perpetual care trusts within Other income, net. The Company will recognize a corresponding expense within Other income, net equal to the realized earnings of these trusts attributable to the non-controlling interest holders. The Company will also recognize a similar expense for realized earnings of the trusts attributable to the Company (with a corresponding credit to Deferred preneed funeral or cemetery revenues), when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. In the case of merchandise and service trusts, the Company will recognize as revenues amounts attributed to the non-controlling interest holders and the Company, upon the performance of services and delivery of merchandise, including realized earnings accumulated in these trusts. In the case of cemetery perpetual care trusts, the Company will recognize investment earnings in cemetery revenues when such earnings are realized and distributable, and are intended to defray cemetery maintenance costs.

     For more detailed discussions of the Company’s accounting policies after the implementation of FIN 46R, see notes four through seven to the consolidated financial statements included in this Form 8-K.

Consolidation of Certain Cemeteries: Additionally, effective as of March 31, 2004, the Company consolidated certain cemeteries managed by the Company. The Company recognized a pretax and after tax charge of $14,462, representing the cumulative effect of an accounting change, as a result of consolidating these cemeteries. The results of operations and cash flows of these cemeteries will be included in the Company’s consolidated statements of operations and cash flows beginning March 31, 2004. Excluding the cumulative effect of accounting change, the effect of consolidating these entities did not have a material effect on the Company’s reported results of operations for all periods presented.

Insurance Funded Preneed Insurance Contracts

The Company has changed its method of accounting for insurance funded preneed contracts as the Company has concluded that its insurance funded preneed funeral contracts are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, “Elements in Financial Statements". Therefore, the Company has removed from its consolidated balance sheet amounts relating to insurance funded preneed funeral contracts previously recorded in Preneed funeral receivables and trust investments and Deferred preneed funeral revenues which at December 31, 2003, were $3,505,094. The removal of these amounts did not have an impact on the Company’s consolidated stockholders’ equity, results of operations or cash flows. See note four to the consolidated financial statements included in this Form 8-K for additional information on insurance related preneed funeral balances.

Pension Plans

In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132). The revised SFAS 132 requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company has adopted the revised disclosure requirements. The Company’s pension plans are frozen with no cost benefits accreting to participants except interest.

     Effective January 1, 2004, the Company changed its accounting for gains and losses on its pension plan assets and liabilities. The Company now recognizes such gains and losses in its consolidated statement of operations as such gains and losses are incurred under pension accounting. Prior to January 1, 2004, the Company amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). The Company believes the change is preferable as the new method of accounting better reflects the economic nature of the Company’s pension plans and recognizes gains and losses on the pension plan assets and liabilities in the year the gains or losses occur. As a result of this accounting change, the Company recognized a charge for the cumulative effect of an accounting change of $33,599 (net of tax) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and liabilities. In addition, for interim periods, the Company records net pension expense reflecting estimated returns on plan assets and obligations. Upon completion of the annual remeasurement during the fourth quarter, the Company will recognize actual gains and losses on plan assets and obligations. Therefore, pension expense during the fourth quarter could be different than amounts recorded in interim periods.

     The first quarter of 2003 pro forma amounts in the table below reflect the new policy to recognize gains and losses on the pension plans as incurred and reflect interim estimates as mentioned above.

	Three months ended
	March 31, 2003
	Historical	Pro forma
	(Restated)
	note 17
Income from continuing operations before cumulative effect of accounting change	$43,974	$45,504
Net income	$44,086	$45,616
Amounts per common share:
Net income – basic	$.15	$.15
Net income – diluted	$.14	$.14

4. Preneed Funeral Activities

The Company sells price-guaranteed preneed funeral contracts through various programs. Because the services or merchandise will not be provided until the future, most states and provinces require that all or a portion of the customer payments under these contracts be protected for the benefit of the customers pursuant to applicable law. Some or all of the funds may be required to be placed into trust accounts, or a surety bond may be posted in lieu of trusting (collectively “trust funded preneed funeral contracts”). Alternatively, where allowed, customers may purchase a life insurance or annuity policy from third party insurance companies to fund their preneed funeral (“insurance funded preneed funeral contracts”). The insurance policy proceeds, which include increasing insurance benefits, will be used to pay for the funeral goods and services selected at the time of contract origination. Under either customer funding option, the Company enters into a preneed funeral contract with the customer to provide funeral services in the future. The contract amounts associated with unfulfilled insurance funded preneed funeral contracts are not reflected on the consolidated balance sheet. However, when a trust funded preneed funeral contract is consummated, the Company records an asset (included in Preneed funeral receivables and trust investments) and corresponding liability (included in Deferred preneed funeral revenues) for the contract price. Effective March 31, 2004, the Company changed certain aspects of its accounting for preneed funeral contracts and related trust investments in connection with implementation of FIN 46R. See note three to the consolidated financial statements included in this Form 8-K for additional information.

Funeral revenues are recognized in the consolidated statement of operations on preneed funeral contracts (trust funded and insurance funded) at the time the funeral service is performed. Through March 31, 2004, trust investment earnings, net of taxes and certain other expenses paid by the trust, were accrued and deferred until the services were performed, at which time these net investment earnings were also recognized in funeral revenues. These amounts are intended to cover future increases in the cost of providing a price-guaranteed funeral service. Beginning March 31, 2004, the Company will recognize realized earnings of these trusts within Other income, net. The Company will recognize a corresponding expense within Other income, net equal to the realized earnings of the trusts attributable to the non-controlling interest holders, or attributable to the Company (with a corresponding credit to Deferred preneed funeral revenues) when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. As of March 31, 2004, the cumulative undistributed net trust investment earnings of the funeral merchandise and service trusts are included in Non-controlling interest in funeral and cemetery trusts instead of Deferred preneed funeral revenues. Upon performance of the funeral services, the Company will recognize as revenues amounts attributed to the non-controlling interest holders, including realized trust earnings.

Direct selling costs related to trust funded preneed funeral contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding trust funded preneed funeral contract revenue when recognized. Deferred selling costs associated with trust funded preneed funeral contracts were $108,539 and $113,920 at March 31, 2004 and at December 31, 2003, respectively. Direct selling costs incurred pursuant to the sales of insurance funded preneed funeral contracts are expensed as incurred. In connection with insurance funded preneed funeral contract sales, the customer purchases a life insurance policy and the Company earns a commission as the agent in the transaction between the customer and the third party insurance company. Such general agency (GA) revenues are based on a percentage per insurance policy sold and are recognized when the insurance purchase transaction between the customer and the third party insurance company is complete. GA revenues recognized by the Company totaled $7,923 and $7,905, and direct selling costs expensed by the Company totaled $5,252 and $4,994 for the three months ended March 31, 2004 and 2003, respectively, in connection with sales of insurance funded preneed funeral contracts.

Preneed Funeral Receivables and Trust Investments Preneed funeral receivables and trust investments, net of allowance for cancellation, represent trust fund assets and customer receivables related to unperformed, price-guaranteed trust funded preneed funeral contracts. The components of Preneed funeral receivables and trust investments in the consolidated balance sheet at March 31, 2004 and December 31, 2003 are as follows:

	March 31,	December 31,
	2004	2003
Receivables due from trust assets	$—	$1,201,059
Trust assets	1,283,712	—
Receivables from customers	194,153	190,332

	1,477,865	1,391,391
Allowance for cancellation	(17,474)	(161,626)

Preneed funeral receivables and trust investments	$1,460,391	$1,229,765

     Upon implementation of FIN 46R as of March 31, 2004, the allowance for cancellation decreased as it is based on the lower amount of Deferred preneed funeral revenues after the consolidation of the trusts and recognition of Non-controlling interest in funeral and cemetery trusts. Upon cancellation of a trust funded preneed funeral contract, a customer is generally entitled to receive a refund of the funds held in trust. In many jurisdictions, the Company may be obligated to fund any shortfall if the amounts deposited by the customer exceed the funds in trust including investment income in many cases. As a result, when realized or unrealized losses of a trust result in trust funded preneed funeral contracts being under-funded, the Company assesses those contracts to determine whether a loss provision should be recorded. No loss amounts have been required to be recognized as of March 31, 2004 or December 31, 2003.

     Preneed funeral receivables and trust investments are reduced by the trust investment earnings the Company has been allowed to withdraw prior to death maturity and amounts received from customers that are not required to be deposited into trust, pursuant to various state laws.

     The cost and market values associated with funeral merchandise and services trust assets at March 31, 2004 are detailed below. The Company believes the unrealized losses related to trust investments are temporary in nature.

	Cost	Unrealized Gains	Unrealized Losses	Market
Cash and cash equivalents	$26,194	$—	$—	$26,194
Fixed income securities:
U.S. Treasury	221,134	2,527	(10)	223,651
Foreign government	73,955	1,512	—	75,467
Corporate	10,165	551	(1)	10,715
Mortgage-backed	96,706	1,241	(50)	97,897
Insurance-backed	264,972	—	—	264,972
Asset-backed and other	6,970	81	(2)	7,049
Equity securities:
Common stock	348,378	42,356	(592)	390,142
Mutual funds:
Equity	58,260	9,996	(277)	67,979
Fixed income	45,946	1,396	(16)	47,326
Private equity and other	75,689	667	(10,325)	66,031

Trust investments	$1,228,369	$60,327	$(11,273)	$1,277,423

Market value as of a percentage of cost				103.99%

Accrued net investment income	$6,289			$6,289

Trust assets				$1,283,712

Deferred Preneed Funeral Revenues

At March 31, 2004, Deferred preneed funeral revenues, net of allowance for cancellation, represent future funeral contract revenues, including distributed and distributable trust investment earnings associated with unperformed trust funded preneed funeral contracts, that are not held in trust accounts. Future funeral contract revenues and non-distributable net trust investment earnings that are held in trust accounts are included in Non-controlling interest in funeral and cemetery trusts. At December 31, 2003, Deferred preneed funeral revenues represent the original price of a trust funded preneed funeral contract plus the net trust investment earnings.

Insurance Funded Preneed Funeral Contracts Not reflected above, or in the consolidated balance sheet, are insurance funded preneed funeral contracts that will be funded by life insurance or annuity contracts issued by third party insurers. The net amount of these contracts, including increasing insurance benefits and an allowance for cancellation, that has not been fulfilled at March 31, 2004 and December 31, 2003 was approximately $1,935,122 and $3,505,094 (of which $1,515,984 related to the Company’s France operations at December 31, 2003), respectively. The proceeds of the life insurance policies or annuity contracts will be reflected in funeral revenues as these funerals are performed by the Company.

5. Preneed Cemetery Activities

The Company sells price-guaranteed preneed cemetery contracts providing for future property interment rights, merchandise or services at prices prevailing when the agreements are signed. Some or all of the funds received under these contracts for merchandise or services may be required to be placed into trust accounts, or a surety bond may be posted in lieu of trusting, pursuant to applicable law. Effective March 31, 2004, the Company changed certain aspects of its accounting for preneed cemetery contracts upon implementation of FIN 46R. For additional information, see note three to the consolidated financial statements included in this Form 8-K.

     Beginning March 31, 2004, the Company will recognize realized earnings of these trusts within Other income, net. The Company will recognize a corresponding expense within Other income, net equal to the realized earnings of the trusts attributable to the non-controlling interest holders, or attributable to the Company (with a corresponding credit to Deferred preneed cemetery revenues) when such earnings have not been earned by the Company through the performance of services or delivery of merchandise.

     Direct selling costs related to preneed cemetery contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding revenue when recognized. Deferred selling costs related to preneed cemetery contracts were $208,067 and $205,123 as of March 31, 2004 and December 31, 2003, respectively.

Preneed Cemetery Receivables and Trust Investments

Preneed cemetery receivables and trust investments, net of allowance for cancellation, represent trust fund assets and customer receivables (net of unearned finance charges) for contracts sold in advance of when the property interment rights, merchandise or services are needed. The components of Preneed cemetery receivables and trust investments in the consolidated balance sheet at March 31, 2004 and December 31, 2003 are as follows:

	March 31,	December 31,
	2004	2003
Receivables due from trust assets	$—	$862,265
Trust assets	1,008,646	—
Receivables from customers	521,842	522,079
Unearned finance charges	(76,310)	(75,785)

	1,454,178	1,308,559
Allowance for cancellation	(55,762)	(225,524)

Preneed cemetery receivables and trust investments	$1,398,416	$1,083,035

     Upon implementation of FIN 46R as of March 31, 2004, the allowance for cancellation decreased as it is based on the lower amount of Deferred preneed cemetery revenues after the consolidation of the trusts and recognition of Non-controlling interest in funeral and cemetery trusts. Interest rates on cemetery contracts range from 3.5% to 15.7%. The average term of a financed preneed cemetery contract is approximately 4.6 years.

     The cost and market value associated with the cemetery merchandise and services trust assets at March 31, 2004 are detailed below. The Company believes the unrealized losses related to trust assets are temporary in nature.

	Cost	Unrealized Gains	Unrealized Losses	Market
Cash and cash equivalents	$45,215	$—	$—	$45,215
Fixed income securities:
U.S. Treasury	92,021	2,147	—	94,168
Foreign government	14,521	1,038	—	15,559
Corporate	10,922	482	—	11,404
Mortgage-backed	234,318	5,301	(4)	239,615
Asset-backed and other	20,742	952	—	21,694
Equity securities:
Common stock	301,301	51,986	(172)	353,115
Mutual funds:
Equity	105,009	21,730	(300)	126,439
Fixed income	39,795	651	(22)	40,424
Private equity and other	60,916	94	(7,008)	54,002

Trust investments	$924,760	$84,381	$(7,506)	$1,001,635

Market value as a percentage of cost				108.31%

Accrued investment income	$7,011			$7,011

Trust assets				$1,008,646

Deferred Preneed Cemetery Revenues

At March 31, 2004, Deferred preneed cemetery revenues, net of allowance for cancellation, represent future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services, including distributed and distributable trust investment earnings associated with the deferred items. Future contract revenues and non-distributable net trust investment earnings that are held in trust accounts are included in Non-controlling interest in funeral and cemetery trusts. At December 31, 2003, Deferred preneed cemetery revenues, net of allowance for cancellation, represent the original contract price for the preneed cemetery items deferred plus net investment earnings associated with the deferred items.

6. Cemetery Perpetual Care Trusts

The Company is required by state or provincial law to pay into perpetual care trust funds a portion of the proceeds from the sale of cemetery property interment rights. As a result of the implementation of FIN 46R, the Company has consolidated the perpetual care trust funds, including investments accounted for under SFAS 115, with a corresponding amount as Non-controlling interest in perpetual care trusts. Beginning March 31, 2004, the Company will recognize realized earnings of these trusts within Other income, net. The Company will recognize a corresponding expense within Other income, net for the amount of realized earnings of the trusts attributable to the non-controlling interest holders. The cost and market values associated with the trust investments held in perpetual care trust funds at March 31, 2004 are detailed below.

	Cost	Unrealized Gains	Unrealized Losses	Market
Cash and cash equivalents	$21,131	$—	$—	$21,131
Fixed income securities:
U.S. Treasury	30,402	1,872	—	32,274
Foreign government	27,769	589	(59)	28,299
Corporate	91,024	5,558	(3)	96,579
Mortgage-backed	86,985	776	—	87,761
Asset-backed	79,848	648	(2)	80,494
Equity securities:
Preferred stock	13,394	1,251	(1)	14,644
Common stock	77,671	13,934	(183)	91,422
Mutual funds:
Equity	35,585	6,326	(136)	41,775
Fixed income	152,783	3,019	(201)	155,601
Private equity and other	52,210	2,465	(659)	54,016

Perpetual care trust investments	$668,802	$36,438	$(1,244)	$703,996

Market value as a percentage of cost				105.26%

     Realized and distributable earnings from these perpetual care trust investments when realized in current cemetery revenues, and are used to defray cemetery maintenance costs which are expensed as incurred. Recognized earnings related to these perpetual care trust investments were $8,160 and $6,709 for the three months ended March 31, 2004 and 2003, respectively.

7. Non-Controlling Interest in Funeral and Cemetery Trusts and in Perpetual Care Trusts

Preneed Funeral and Cemetery

Effective March 31, 2004, the Company consolidated the merchandise and service trust funds associated with the its preneed funeral and cemetery activities as a result of the implementation of FIN 46R. Although FIN 46R requires the consolidation of the merchandise and trust funds, it does not change the legal relationships among the trusts, the Company and its customers. The customers are the legal beneficiaries of these merchandise and service trusts, and therefore, their interests in these trusts represent a non-controlling interest in subsidiaries. For additional information, see note three to the consolidated financial statements included in this Form 8-K.

Non-Controlling Interest in Perpetual Care Trusts

The Non-controlling interest in perpetual care trusts reflected in the consolidated balance sheet represents the cemetery perpetual care trust in accordance with SFAS 115 net of the accrued expenses and other long-term liabilities of the perpetual care trusts. For additional information, see note three to the consolidated financial statements included in this Form 8-K.

     The components of Non-controlling interest in funeral and cemetery trusts and Non-controlling interest in perpetual care trusts at March 31, 2004 are as follows:

	Non-controlling Interest
				Cemetery Perpetual
	Preneed Funeral	Preneed Cemetery	Total	Care
Trust assets, at market value	$1,283,712	$1,008,646	$2,292,358	$703,996
Less:
Pending withdrawals of principal and income	18,426	50,650	69,076	5,648
Debt associated with certain trust investments	32,109	27,680	59,789	19,429
Accrued trust operating payables and other	3,657	4,631	8,288	6,933

	54,192	82,961	137,153	32,010

Non-controlling interest	$1,229,520	$925,685	$2,155,205	$671,986

Debt Associated with Certain Trust Investments

Certain trusts, consolidated with the adoption of FIN 46R and recorded in Preneed funeral receivables and trust investments, Preneed cemetery receivables and trust investments and Cemetery perpetual care trust investments, have indirect interests in real estate partnerships. These partnerships have incurred indebtedness of $79,218 that is included in Other liabilities in the consolidated balance sheet at March 31, 2004. The trusts’ obligation on this indebtedness is limited to their investment in the respective partnerships. The debt has interest rates ranging from 5.0% to 8.5% and maturities between 2011 and 2019.

8. Debt

Debt was as follows:

	March 31, 2004	December 31, 2003
7.375% notes due April 2004	$111,190	$111,190
8.375% notes due December 2004	50,797	50,797
6.0% notes due 2005	272,451	272,451
7.2% notes due 2006	150,000	150,000
6.875% notes due 2007	143,475	143,475
6.5% notes due 2008	195,000	195,000
6.75% convertible subordinated notes due 2008, conversion price of $6.92 per share	312,694	312,694
7.7% notes due 2009	358,266	358,266
7.875% debentures due 2013	55,627	55,627
Convertible debentures, maturities through 2013, fixed interest rates from 4.75% to 5.5%, conversion prices from $13.02 to $50.00 per share	34,653	38,368
Mortgage notes and other debt, maturities through 2050	44,571	63,597
Deferred charges	(47,181)	(49,594)

Total debt	1,681,543	1,701,871
Less current maturities	(371,692)	(182,682)

Total long-term debt	$1,309,851	$1,519,189

     The Company’s consolidated debt had a weighted average interest rate of 6.95% at March 31, 2004 and December 31, 2003. Approximately 99% of the total debt had a fixed interest rate at March 31, 2004 and December 31, 2003.

Bank Credit Agreements

The Company’s bank credit agreement, which matures in July 2005, provides a total lending commitment of $185,000, including a sublimit of $125,000 for letters of credit. The credit facility is secured by the stock, inventory and receivables of certain of the Company’s domestic subsidiaries and these domestic subsidiaries have guaranteed the Company’s debt obligation associated with this facility. The bank credit agreement contains certain financial covenants, including a minimum interest coverage ratio, a maximum leverage ratio, and limits on capital expenditures. Additionally, the Company is prohibited from paying cash dividends and restricted from making certain other distributions. The Company had no borrowings under the bank credit agreement at either March 31, 2004 or December 31, 2003; however, the Company used the credit agreement sublimit to issue letters of credit in the amounts of $72,265 and $69,815 at March 31, 2004 and December 31, 2003, respectively. Interest rates for the outstanding borrowings are based on various indices as determined by the Company. The Company also pays a quarterly fee on the unused commitment, which ranges from 0.50% to 0.75% based on the percentage of the facility used, and was 0.625% at March 31, 2004 and December 31, 2003.

Debt Issuances and Additions

Upon implementation of FIN 46R, the Company recorded an additional $6,200 to the Mortgage notes and other debt in connection with the consolidation of certain cemeteries managed by the Company.

     On March 26, 2004, the Company announced its intent to offer $250,000 aggregate principal amount of unsecured senior notes due 2016 and subsequently, on April 14, 2004 issued $250,000 6.75% notes due April 1, 2016, which pay interest semi-annually beginning October 1, 2004. The Company intends to use the net proceeds to retire existing indebtedness, including the tender offer (as described below) for the 6.00% notes due 2005 and the potential redemption of its 6.75% convertible subordinated notes due 2008, and for general corporate purposes. The new notes were issued in an unregistered offering and may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Company issued the new notes in an unregistered offering and expects to file a registration statement with the Securities and Exchange Commission within ninety days of the original issuance date. The new notes are unsecured and are subject to the provisions of the Company’s Senior Indenture dated as of February 1, 1993, which includes certain covenants limiting, among other things, the creation of liens securing indebtedness and sale-leaseback transactions. The Company is entitled to redeem the notes at any time by paying a make-whole premium.

Debt Extinguishments and Reductions

In March 2004, in connection with the joint venture of the Company’s operations in France, Mortgage notes and other debt was reduced by approximately $24,194 for capital lease obligations related to vehicles used in the France operations.

     On March 24, 2004, the Company commenced a cash tender offer to purchase up to $150,000 of its outstanding 6.00% notes due 2005, pursuant to the Offer to Purchase, dated March 24, 2004, and subsequently increased its offer to $200,000. At March 31, 2004, the Company reclassified the $200,000 aggregate principal amount to Current maturities of Long term debt to reflect its intent to extinguish the notes upon expiration of the tender offer. On April 22, 2004, the Company extinguished $200,000 aggregate principal amount of the tendered notes, having paid $214,233 to the tendering holders, including the premium and accrued interest. As a result of this transaction, the Company will recognize a loss on the early extinguishment of debt of approximately $10,831, which will be recorded in Other income, net, in the consolidated statement of operations for the quarter ending June 30, 2004.

     On April 15, 2004, as required by the terms of the agreement, the Company repaid the remaining $111,190 of the 7.375% notes due 2004.

Additional Debt Disclosures

At March 31, 2004 and December 31, 2003, respectively, the Company had deposited $185,491 and $95,325 in restricted, interest-bearing accounts that were pledged as collateral for various credit instruments and commercial commitments and are included in Other current assets and Deferred charges and other assets in the consolidated balance sheet.

9. Derivatives

The Company occasionally participates in hedging activities using a variety of derivative instruments, including interest rate swap agreements, cross-currency swap agreements and forward exchange contracts. These instruments are used to hedge exposure to risk in the interest rate and foreign exchange rate markets. The Company has documented policies and procedures to monitor and control the use of derivative transactions, which may only be executed with a limited group of creditworthy financial institutions. The Company generally does not engage in derivative instruments for speculative or trading purposes, nor is it a party to leveraged derivatives.

     The Company was not a party to any derivative instruments at December 31, 2003. During the first quarter of 2004, the Company executed certain forward exchange contracts, having an aggregate notional value of EUR 240,000 and a corresponding notional value of $300,011 to hedge its net foreign investment in France. Upon receipt of the net proceeds from the joint venture transaction, the Company settled these derivative instruments and recorded a gain of $8,919 in Other comprehensive income (loss) in the consolidated statement of stockholders’ equity, which was then recognized pursuant to the sale of France in Gains and impairment (losses) on dispositions, net in the consolidated statement of operations.

     The Company also executed certain forward exchange contracts, having an aggregate notional value of GBP 22,436 and a corresponding notional value of $41,334, relating to the impending sale of its minority investment in and the repayment of its note receivable from a funeral and cemetery company in the United Kingdom. On April 8, 2004, the Company received the expected proceeds and settled these derivative instruments, recognizing a gain of $198, which will be recorded in Other income, net, in the consolidated statement of operations for the quarter ended June 30, 2004.

10. Retirement Plans

The Company has a non-contributory, defined benefit pension plan covering approximately 40% of United States employees (US Pension Plan), a supplemental retirement plan for certain current and former key employees (SERP), a supplemental retirement plan for officers and certain key employees (Senior SERP) and a retirement plan for certain non-employee directors (Directors’ Plan). The Company also has a 401(k) employee savings plan.

     Effective January 1, 2004, the Company changed the accounting for gains and losses on its pension plan assets and obligations. The Company will recognize such gains and losses in its consolidated statement of operations in the year such gains and losses are incurred. Prior to January 1, 2004, the Company amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). For additional discussion of this accounting change, see note three to the consolidated financial statements included in this Form 8-K.

     Effective January 1, 2001, the Company curtailed its US Pension Plan, SERP, Senior SERP and Directors’ Plan. As these plans have been frozen, the participants do not earn additional benefit from additional years of service and the Company does not incur new service cost.

     Retirement benefits for the US Pension Plan are generally based on years of service and compensation. Required contributions are actuarially determined amounts consistent with the funding requirements of the Employee Retirement Income Security Act of 1974. Assets of the pension plan consist primarily of bank money market funds, fixed income investments and marketable equity securities.

     Retirement benefits under the SERP are based on years of service and average monthly compensation, reduced by benefits under the pension plan and Social Security. The Senior SERP provides retirement benefits based on years of service and position. The Directors’ Plan provides for an annual benefit to directors following their retirement, based on a vesting schedule.

     Most foreign employees are covered by their respective foreign government mandated or defined contribution plans that are adequately funded and are not considered significant to the financial condition or results of operations of the Company. The plans’ liabilities and their related costs are computed in accordance with the laws of the individual countries and appropriate actuarial practices.

     The components of net periodic pension plan benefit cost for the three months ended March 31 were as follows:

	2004	2003
Service cost — benefits earned during the period	$—	$—
Interest cost on projected benefit obligation	2,245	2,474
Return on plan assets	(1,790)	(1,702)
Settlement/curtailment charge	—	88
Amortization of prior service cost	45	46
Amortization of unrecognized net loss	—	1,897

	$500	$2,803

     As a result of our previously mentioned accounting change, for the interim periods, the Company is recording net pension expense reflecting estimated returns on plan assets and obligations. Due to the write off of the $54,873 unrecognized net loss associated with the change in accounting principle on January 1, 2004, the Company’s amortization of unrecognized net loss is zero for the three months ended March 31, 2004.

     The plans’ weighted-average assumptions used to determine the net pension expense for the three months ended March 31, 2004 and 2003 were as follows. Interim 2004 rates are estimates. Due to the curtailment of the plans in 2001, the assumed rate of compensation increase is zero.

	March 31,	March 31,
	2004	2003
Discount rate used to determine obligations and related interest cost	6.25%	6.25%
Assumed rate of return on plan assets	8.00%	9.00%

SERP, Senior SERP and Directors Plan

The retirement benefits under the SERP, Senior SERP and Directors’ Plan are unfunded obligations of the Company. As of December 31, 2003, the benefit obligation of the SERP, Senior SERP and Directors’ Plan is $33,764; however, the Company purchased various life insurance policies on the participants in the Senior SERP with the intent to use the proceeds or any cash value buildup from such policies to assist in meeting, at least to the extent of such assets, the plan’s funding requirements. The face value of these insurance policies is $51,082 while the cash surrender value of these insurance policies are $21,952 as of December 31, 2003.

U.S. Pension Plan

In March 2004, the Company infused a voluntary contribution of $20,000 to the frozen U.S. Pension Plan. The fair value of the plan assets as of March 31, 2004 is $96,195, compared to a projected benefit obligation of $110,649 at December 31, 2003. As a result of the previously mentioned accounting change, the minimum pension liability adjustment included in Accumulated other comprehensive loss is zero as of March 31, 2004. The plan’s weighted-average asset allocations by asset category are as follows:

	March 31,	December 31,
	2004	2003
Core diversified and market neutral hedge funds	50%	—
Equity securities	35%	74%
Fixed income investments	15%	26%

Total	100%	100%

     Equity securities included shares of Company common stock in the amounts of $0 and $7,138 (nine percent of plan assets) at March 31, 2004 and December 31, 2003, respectively. On March 31, 2004, the plan assets were rebalanced to incorporate investments in core diversified and market neutral hedge funds.

     The primary investment objective of the plan is to achieve a rate of investment return over time that will allow the plan to achieve a fully funded status, while maintaining prudent investment return volatility levels. In 2004, the investment strategy was revised to have a lower percentage invested in traditional equity securities and fixed income securities and instead incorporate investments in hedge funds allowing for reduced volatility with limited reduction of returns. The investment manager of the Company recommends an asset allocation strategy of 35% traditional equity, 15% fixed income and 50% hedge funds. The investment strategy is managed within ranges that are centered at specific allocation targets. The specific allocations within the strategy, as well as individual asset class ranges are as follows:

Ranges
Large cap equity (value)	10% - 25%
Small cap growth (value)	5% - 10%
International equity	5% - 10%
Fixed income core bond	0% - 25%
Hedge funds:
Core diversified	15% - 35%
Market neutral	15% - 35%
Money market	0% - 1%

11. Segment Reporting

The Company’s operations are both product and geographically based, and the reportable operating segments presented below include funeral and cemetery operations. The Company’s geographic segments include North America, Europe and Other Foreign. The Company conducts funeral and cemetery operations in its North America and Other Foreign segments and conducts funeral operations in its European segment.

     The Company has reclassified certain prior year amounts to conform to the current period presentation with no effect on previously reported results of operations, financial condition or cash flows.

     The Company’s reportable segment information is as follows:

			Reportable
	Funeral	Cemetery	Segments
Revenues from external customers:
Three months ended March 31,
2004	$435,931	$150,186	$586,117
2003 (Restated)	$438,652	$140,174	$578,826

Gross profits:
Three months ended March 31,
2004	$87,960	$25,137	$113,097
2003 (Restated)	$88,606	$26,352	$114,958

     The following table reconciles gross profits from reportable segments to the Company’s consolidated income before income taxes and cumulative effects of accounting changes:

	Three months ended
	March 31,
	2004	2003
		(Restated)
		note 17
Gross profits from reportable segments	$113,097	$114,958
General and administrative expenses	(51,021)	(21,411)
Gains and impairment (losses) on dispositions, net	35,603	9,334

Operating income	97,679	102,881
Interest expense	(33,798)	(37,370)
Other income, net	7,564	4,601

Income from continuing operations before income taxes and cumulative effects of accounting changes	$71,445	$70,112

     The Company’s geographic segment information is as follows:

	North		Other
	America	Europe	Foreign	Total
Revenues from external customers:
Three months ended March 31,
2004	$448,706	$128,967	$8,444	$586,117
2003 (Restated)	$435,797	$137,258	$5,771	$578,826

Gains and impairment (losses) on dispositions, net:
Three months ended March 31,
2004	$35,511	$92	$—	$35,603
2003	$10,660	$(1,326)	$—	$9,334

Operating income:
Three months ended March 31,
2004	$83,745	$11,770	$2,164	$97,679
2003 (Restated)	$83,962	$17,699	$1,220	$102,881

Depreciation and amortization:
Three months ended March 31,
2004	$34,922	$—	$868	$35,790
2003 (Restated)	$38,510	$—	$197	$38,707

Total assets at:
March 31, 2004	$8,655,441	$8,326	$141,308	$8,805,075
December 31, 2003	$7,034,062	$543,141	$148,001	$7,725,204

     Included in the North America figures above are the following United States amounts:

	Three months ended
	March 31,
	2004	2003
		(Restated)
		note 17
Revenues from external customers	$420,124	$417,270
Operating income	$74,334	$80,108
Depreciation and amortization	$32,397	$37,351
Total assets (a)	$8,370,816	$6,801,492

(a)	Prior year amounts are as of December 31, 2003.

     Included in the Europe figures above are the following France amounts:

	Three months ended
	March 31,
	2004	2003
Revenue from external customers	$127,282	$135,434
Operating income	$11,664	$17,420
Depreciation and amortization	$—	$—
Total assets (a)	$—	$535,222

(a)	Prior year amounts are as of December 31, 2003.

12. Commitments and Contingencies

Litigation

The Company is a party to various litigation matters, investigations and proceedings. For each of its outstanding legal matters, the Company evaluates the merits of the case, its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce cash outflows with respect to an adverse outcome of these litigation matters. The Company accrues such insurance recoveries when they become probable of being paid and can be reasonably estimated. The following discussion describes certain litigation and proceedings as of May 10, 2004.

     In Re Service Corporation International; Cause No. H-99-0280; In the United States District Court for the Southern District of Texas, Houston Division (the Consolidated Lawsuit). The Consolidated Lawsuit was filed in January 1999 and includes numerous separate lawsuits that were filed in various United States District Courts in Texas. The Consolidated Lawsuit has been certified as a class action and names as defendants the Company and three of the Company’s current or former executive officers or directors (the Individual Defendants).

     The Consolidated Lawsuit has been brought on behalf of all persons and entities who (i) acquired shares of Company common stock in the merger of a wholly-owned subsidiary of the Company into Equity Corporation International (ECI); (ii) purchased shares of Company common stock in the open market during the period from July 17, 1998 through January 26, 1999 (the Class Period); (iii) purchased Company call options in the open market during the Class Period; (iv) sold Company put options in the open market during the Class Period; (v) held employee stock options in ECI that became options to purchase Company common stock pursuant to the merger; and (vi) held Company employee stock options to purchase Company common stock under a stock plan during the Class Period. Excluded from the class definition categories are the Individual Defendants, the members of their immediate families and all other persons who were directors or executive officers of the Company or its affiliated entities at any time during the Class Period.

     The plaintiffs in the Consolidated Lawsuit alleged that defendants violated federal securities laws by making materially false and misleading statements and failing to disclose material information concerning the Company’s preneed funeral business and other financial matters, including in connection with the ECI merger. The Consolidated Lawsuit sought recovery of an unspecified amount of monetary damages. A Motion to Dismiss the Consolidated Lawsuit filed by the Company and the Individual Defendants has been pending before the Court.

     On April 20, 2004, the Company announced that it had entered into a memorandum of understanding to settle the Consolidated Lawsuit. The terms of the proposed settlement call for the Company to cause to be created a settlement fund in May 2004 totaling $65 million in settlement of the claims. The Company and its insurance carriers have also entered into an agreement providing for the payment by the Company’s insurance carriers of $30 million towards this settlement, which would result in direct payments by the Company of approximately $35 million.

     As a result of this proposed settlement, the Company recognized litigation related expenses in General and administrative expenses, net of amounts to be funded into escrow by the insurance carriers, of approximately $35 million on a pretax basis in the first quarter of 2004. The proposed settlement is subject to court approval following notice to members of the class, an opportunity for class members to object or opt out of the proposed settlement and other conditions. The Company is not obligated to proceed with the proposed settlement if more than a specified percent of the class members opt out and elect to bring separate legal actions. Accordingly, if less than such specified percent of the class members opt out, the Company could have additional potential liability for such opt out claims and still be obligated to carry out the proposed settlement. The quantification of this additional potential liability is not able to determined by the Company at this time.

     Several other lawsuits have been filed against the Company, the Individual Defendants and other defendants, including, in the first lawsuit listed below, the Company’s independent auditors, PricewaterhouseCoopers LLP, in Texas state courts by former ECI shareholders, officers and directors. These lawsuits include the following matters:

     No. 2000-63917; Jack T. Hammer v. Service Corporation International, et al.; In the 165th Judicial District Court of Harris County, Texas, filed December 15, 2000 (Hammer matter);

     No. 31820-99-2; Charles Fredrick v. Service Corp. International; In the District Court of Angelina County, Texas, filed February 16, 1999 (Frederick matter).

     These lawsuits allege, among other things, violations of Texas securities law and statutory and common law fraud, and seek unspecified compensatory and exemplary damages. The Company has recently settled the Hammer matter, which was substantially reserved for at December 31, 2003. With regard to the Fredrick matter, the Company intends to aggressively defend the lawsuit.

     Thomas G. Conway et al v. Service Corporation International, et al; Cause No. 70 Y 168 00748 02 before the American Arbitration Association (AAA) (Conway action). On August 28, 2002, the Conway plaintiffs filed a Demand for Arbitration and Statement of Claim against the Company, ECI and SCI Delaware Funeral Services, Inc., a subsidiary of the Company (SCI Delaware). The arbitration is scheduled to take place in February 2005 in Houston, Texas.

     The plaintiffs in the Conway action owned funeral homes in Queens County and Suffolk County, New York, which were sold and merged into a subsidiary of ECI in July 1998. The plaintiffs are also included in the definition of class members in the Consolidated Lawsuit described above. In the Conway action, plaintiffs assert that ECI failed to disclose that ECI was negotiating the merger with the Company in breach of covenants in the agreements between ECI and the plaintiffs. ECI purchased the plaintiffs’ funeral homes with ECI stock and cash, and the plaintiffs’ ECI stock was exchanged for stock in the Company in the merger of January 1999. On April 21, 2004, the plaintiffs filed an amended Demand for Arbitration and Statement of Claim, adding claims for violations of Texas securities law and statutory and common law fraud arising out of the ECI merger. The plaintiffs seek to recover compensatory damages alleged at a minimum of $8 million and punitive damages alleged at a minimum of $14 million. The plaintiffs allege that SCI and SCI Delaware are liable as the alleged “successor” entities to ECI. The Company and its subsidiaries believe that the allegations in the Conway action do not provide a basis for recovery of damages on several legal grounds. The Company and its subsidiaries intend to aggressively defend this lawsuit.

     Shareholder Derivative Demand; The Company received a letter dated January 14, 2002, addressed to the Board of Directors, from a law firm stating that it represented a shareholder of the Company. The letter asserts a shareholder derivative demand that the Company take legal action against its directors and officers based upon alleged conduct that is the subject of:

     (1) a putative class action lawsuit filed on December 19, 2001, in Broward County, Florida against the Company and one of its subsidiaries;

     (2) a lawsuit filed against the Company by former employees of the Company in Atlanta, Georgia; and

     (3) certain events described in newspaper articles referred to in the plaintiffs’ consolidated complaint in the Consolidated Lawsuit (described above).

     The Board of Directors responded to the letter by forming a committee of certain independent directors to conduct an inquiry into the allegations in the letter. The committee retained independent counsel to assist it in its inquiry. The letter does not seek a specified amount of legal damages. Based on its investigation, the Committee determined that a lawsuit or derivative proceeding against the directors or officers of SCI is not in the best interest of SCI. The Committee reported its decision to the Executive Committee of the Board of Directors on September 11, 2002.

     Maurice Levie, Derivatively on behalf of Nominal Defendant, Service Corporation International v. R. L. Waltrip, et al and Service Corporation International; No. 2002-42417; In the 164th Judicial District Court of Harris County, Texas, filed August 20, 2002 (Levie action). The Levie action was filed against the Company and the members of its Board of Directors individually as a result of the Shareholder Derivative Demand of January 14, 2002, described above. In response to the filing of the lawsuit, the Company and the individual directors filed an answer denying the allegations in the lawsuit and a motion to dismiss based on the results of the investigation and determination of the Committee in response to the shareholder demand letter. This motion is currently pending before the trial court. The Company and the individual directors intend to aggressively defend this lawsuit.

     Joan Light, Shirley Eisenbert and Carol Prisco v. SCI Funeral Services of Florida, Inc. d/b/a Menorah Gardens & Funeral Chapels, and Service Corporation International; Case No. 01-21376 CA 08; In the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, General Jurisdiction Division (Consumer Lawsuit). The Consumer Lawsuit was filed December 19, 2001 and named the Company, a subsidiary and other related entities as defendants. On August 19, 2003, the Court certified a class comprising all persons with burial plots or family members buried at Menorah Gardens & Funeral Chapels in Florida. Excluded from the class definition were persons whose claims had been reduced to judgment or had been settled as of the date of class certification. The defendants appealed the trial court’s order regarding class certification.

     The plaintiffs alleged that defendants had failed to exercise reasonable care in handling remains by secretly: (i) dumping remains in a wooded area; (ii) burying remains in locations other than the ones purchased; (iii) crushing vaults to make room for other vaults; (iv) burying remains on top of the other or head to foot rather than side-by-side; (v) moving remains; and (vi) co-mingling remains.

     The plaintiffs in the Consumer Lawsuit alleged that the above conduct constituted negligence, tortious interference with the handling of dead bodies, infliction of emotional distress, and violation of industry specific state statutes, as well as the state’s Deceptive and Unfair Trade Practices Act. The plaintiffs sought an unspecified amount of compensatory and punitive damages. The Court granted plaintiffs’ motion for leave to amend their complaint to include punitive damages. Plaintiffs also sought equitable/injunctive relief in the form of a permanent injunction requiring defendants to fund a court supervised program that provides for monitoring and studying of the cemetery and any disturbed remains to insure their proper disposition.

     Counsel for plaintiffs in the Consumer Lawsuit also represented individuals who filed numerous separate lawsuits setting forth individual claims similar to those in the Consumer Lawsuit. These lawsuits include Sheldon Cohen, surviving son of Hymen Cohen, deceased v. SCI Funeral Services of Florida, Inc., d/b/a Menorah Gardens & Funeral Chapels and Service Corporation International; Case No. 02014679; In the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, and Marian Novins, surviving daughter of Harold Wells deceased v. SCI Funeral Services of Florida, Inc. d/b/a/ Menorah Gardens & Funeral Chapels, and Service Corporation International; Case No. 0307886; In the Circuit Court of the 17th Judicial Circuit, in and for Broward County, Florida, General Jurisdiction Division.

     In December 2003, the Company entered into an agreement in principle to settle the Consumer Lawsuit and the above individual related lawsuits. A settlement agreement pertaining specifically to the Consumer Lawsuit was filed with the court on March 2, 2004 and the court preliminarily approved the settlement agreement in March 2004. A fairness hearing is scheduled in August 2004 at which time the court will hear any objections to the settlement and determine whether final approval will be granted. All claims under the Consumer Lawsuit will be dismissed if final court approval of the settlement is obtained and other conditions are met. The terms of the proposed settlement call for the Company to make payments totaling approximately $100 million in settlement of these claims. As of December 31, 2003, the Company had recorded reserves of $100 million relating to this matter. In the fourth quarter of 2003, the Company recognized a receivable of $25 million for expected recoveries under one primary layer of the Company’s insurance coverage related to the litigation. During the first quarter of 2004, the Company deposited $100 million into escrow for this proposed settlement. This amount is included in Other current assets in the consolidated balance sheet.

     On April 21, 2002, additional plaintiffs filed a lawsuit styled Sol Guralnick, Linda Weinr, Joan Nix, Gilda Schwartz, Paul Schwartz, Ann Ferrante, Steve Schwartz, Nancy Backlund, Jamie Osit, Corey King, Marc King, Barbara Feinberg Clark v. SCI Funeral Services of Florida, Inc. d/b/a Menorah Gardens and Funeral Chapels and Service Corporation International; In the Circuit Court in the 15th Judicial Circuit, Palm Beach County, Florida; Case number CA024815AE (Guralnick Lawsuit), making essentially the same allegations as the Consumer Lawsuit with the exception that it does not contain class allegations. In addition to the Guralnick Lawsuit, counsel filed a lawsuit containing cemetery mismanagement allegations styled Diane Wolff, Arlene Benowitz, Michael Wolff, Randee Wolff Blumstein, and Martha Freedberg v. SCI, Funeral Services of Florida, Inc. a Florida corporation d/b/a Menorah Gardens & Funeral Chapels, Service Corporation International, a Texas Corporation, Menorah Partnership, a Florida General Partnership, and Sharon Gardens Limited Partnership, a Florida Limited Partnership; In the Circuit Court in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, Case No. 2003CA013025 (Wolff Lawsuit).

     The Company intends to continue its investigation and to aggressively defend itself in the Guralnick and Wolff Lawsuits, as well as continue to cooperate with state officials in resolving the issues presented.

     In addition, on May 21, 2003, the Special Assistant State Attorney for Palm Beach County, Florida, filed criminal charges against the Company, a Florida subsidiary and certain individuals. The criminal charges involve allegations of misconduct by the Company and its Florida subsidiary, including allegations similar to those in the Florida litigation. In February 2004, the Company negotiated a plea arrangement with the Special Assistant State Attorney for Palm Beach County to resolve the criminal charges; however, the court rejected the plea arrangement. On April 1, 2004, the prosecutor dismissed all criminal charges against the Company and its Florida subsidiary. In response, the Company agreed to (i) pay $0.8 million to the Insurance Commissioner’s Regulatory Trust Fund to be used for training auditors and conducting examinations of cemeteries in Florida, (ii) post a $3 million bond to secure performance of certain remedial obligations the Company agreed to in its settlement with the Florida Attorney General’s office, and (iii) pledge $0.3 million for the purpose of developing, implementing and presenting the Dignity Memorial® Escape School in Florida. The Company’s Florida subsidiary agreed to (i) pay $0.1 million to cover costs of investigation, (ii) provide burials for indigents for one year in Broward and Palm Beach Counties, and (iii) provide airfare and lodging for two families to go to Florida for services for their loved ones.

     Edgar Neufeld v. Service Corporation International, et.al,; Cause No. CV-S-03-1561-HDM-PAL; In the United States District Court for the District of Nevada, filed December 12, 2003; and Rujira Srisythemp v. Service Corporation International, et. al.; Cause No. CV-S-03-1392-LDG-LRL; In the United States District for the District of Nevada, filed November 10, 2003, (collectively, the

Nevada actions). The Nevada actions were filed in connection with the circumstances surrounding the Consumer Lawsuit. The plaintiffs in the Nevada actions allege that the Company failed to disclose, or falsely stated, material information relating to the circumstances surrounding the Consumer Lawsuit. Since the Nevada actions are in their preliminary stages, no discovery has occurred, and the Company cannot quantify its ultimate liability, if any, for the payment of damages. The Company intends to aggressively defend itself in the Nevada actions.

     Joshua Ackerman v. Service Corporation International, et. al.; Cause No. 04-CV-20114; In the United States District Court for the Southern District of Florida court, filed January 15, 2004 (Miami action). The Miami action was filed in connection with the circumstances surrounding the Consumer Lawsuit and is similar to the Nevada actions. The plaintiffs in the Miami action allege that the Company failed to disclose, or falsely stated, material information relating to the circumstances surrounding the Consumer Lawsuit. Since the Miami action is in its preliminary stages, no discovery has occurred, and the Company cannot quantify its ultimate liability, if any, for the payment of damages. The Company intends to aggressively defend itself in the Miami action.

     The Company has substantial face amount of insurance coverage which it believes is applicable to these litigation related matters. There are various unresolved coverage issues relative to such insurance, and the Company is currently involved in litigation with certain of its insurance carriers regarding these matters. For that reason, the Company has not accrued an estimated receivable for insurance recoveries other than the $25 million receivable recorded in the fourth quarter of 2003 as described above. Such receivables are recorded when they are probable of being paid and can be reasonably estimated.

     No assurance can be given regarding the ultimate outcome of these proceedings. Certain insurance policies held by the Company may reduce cash outflows with respect to an adverse outcome of these litigation related matters. If an adverse decision in these matters exceeds the insurance coverage or if the insurance coverage is deemed not to apply to these matters or if an insurance carrier is unable to pay, an adverse decision could have a material adverse effect on the Company, its financial condition, results of operations and cash flows.

13. Earnings Per Share

Basic earnings per common share (EPS) excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings.

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is presented below:

	Three months ended
	March 31,
	2004	2003
		(Restated)
Income from continuing operations before cumulative effects of accounting changes (numerator):
Income from continuing operations before cumulative effects of accounting changes — basic	$75,826	$43,974
After tax interest on convertible debentures	3,562	3,903

Income from continuing operations before cumulative effects of accounting changes — diluted	$79,388	$47,877
Income from discontinued operations, net of tax	754	112
Cumulative effects of accounting changes, net of tax	(48,061)	—
Net income (numerator):
Net income — basic	$28,519	$44,086
Interest on convertible debentures	3,562	3,903

Net income — diluted	$32,081	$47,989

Shares (denominator):
Shares — basic	303,018	297,775
Stock options	4,211	342
Restricted stock	6	—
Convertible debt	45,853	50,548

Shares — diluted	353,088	348,665

Income from continuing operations per share before cumulative effects of accounting changes:
Basic	$.25	$.15
Diluted	$.23	$.14

Income from discontinued operations, net of tax:
Basic	$.00	$.00
Diluted	$.00	$.00

Cumulative effects of accounting changes, net of tax:
Basic	$(.16)	$—
Diluted	$(.14)	$—

Net income per share:
Basic	$.09	$.15
Diluted	$.09	$.14

     The computation of diluted earnings per share excludes outstanding stock options and convertible debt in certain periods in which the inclusion of such items would be antidilutive in the periods presented. Total options and convertible debt not currently included in the computation of dilutive earnings per share are as follows:

	Three months ended
	March 31,
	2004	2003
Antidilutive options	10,709	26,130
Antidilutive convertible debt	581	860

Total common stock equivalents excluded from computation	11,290	26,990

14. Stockholders’ Equity

Stock Options

The Company accounts for employee stock-based compensation expense under the intrinsic value method. Under this method, no compensation expense is recognized on stock options if the grant price equals the market value on the date of grant.

     If the Company had elected to recognize compensation expense for its option plans based on the fair value method, net income and per share amounts would have changed to the pro forma amounts indicated below.

	Three months ended
	March 31,
	2004	2003
		(Restated)
		note 17
Net income	$28,519	$44,086
Deduct: Total additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	(779)	(2,182)

Pro forma net income	$27,740	$41,904

Basic earnings per share:
Net income	$.09	$.15
Deduct: Total additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	—	(.01)

Pro forma basic earnings per share	$.09	$.14

Diluted earnings per share:
Net income	$.09	$.14
Deduct: Total additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax expense	—	—

Pro forma diluted earnings per share	$.09	$.14

     The fair value of the Company’s stock options used to compute the pro forma net income and per share disclosures is determined by calculating the estimated fair value at grant date using the Black-Scholes option-pricing model.

Accumulated Other Comprehensive Loss

The components of Accumulated other comprehensive loss are as follows:

	Foreign Currency	Minimum Pension	Accumulated Other
	Translation	Liability	Comprehensive
	Adjustment	Adjustment	Loss
Balance at December 31, 2003	$(78,084)	$(33,599)	$(111,683)
Activity in 2004	(35,084)	33,599	(1,485)
Reclassification adjustment for realized loss on foreign currency translation	49,006	—	49,006

Balance at March 31, 2004	$(64,162)	$—	$(64,162)

Balance at December 31, 2002	$(170,591)	$(36,555)	$(207,146)
Activity in 2003	20,153	—	20,153

Balance at March 31, 2003	$(150,438)	$(36,555)	$(186,993)

The components of Comprehensive income are as follows:

	Three months ended
	March 31,
	2004	2003
		(Restated)
Comprehensive income:
Net income	$28,519	$44,086
Total other comprehensive income	47,521	20,153

Comprehensive income	$76,040	$64,239

15. Gains and Impairment Losses on Dispositions

Three Months Ended March 31, 2004 and 2003

As dispositions occur in the normal course of business, gains or losses on the sale of such businesses are recognized in the income statement line item Gains and impairment (losses) on dispositions, net. Additionally, as dispositions occur related to the Company’s ongoing asset sale programs, adjustments are made through this income statement line item to reflect the difference between actual proceeds received from the sale compared to the original estimates.

     Gains and impairment (losses) on dispositions, net consists of the following for the three months ended March 31:

	2004	2003
Gains on dispositions	$41,529	$4,230
Impairment losses for assets held for sale	(5,119)	(2,323)
Changes to previously estimated impairment losses	(807)	7,427

	$35,603	$9,334

Previous Years’ Charges

The Company’s previous years’ charges (in 2002, 2001 and 1999) included severance costs related to cost rationalization programs and terminated contractual relationships of former employees and executive officers, planned divestitures of certain North America and international funeral service and cemetery businesses, reductions in carrying values of equity investments, market value adjustments for certain options associated with the Company’s senior notes and relieving certain individuals from their consulting and/or covenant-not-to-compete contractual obligations.

     The majority of the remaining balance at March 31, 2004 of these original charge amounts related to severance costs on completed actions and terminated consulting and/or covenant-not-to-compete contractual obligations, which will be paid by 2012. Of the $41,375 remaining liability at March 31, 2004, $16,219 is included in Accounts payable and accrued liabilities and $25,156 is included in Other liabilities in the consolidated balance sheet based on the expected timing of payments. The Company continues to adjust the estimates of certain items included in the original charge amounts as better estimates become available or actual divestitures occur.

     The activity related to these previous years’ charges for the three months ended March 31, 2004 is detailed below. The adjustments made during the first three months of 2004 and 2003 to the original charge amounts were recognized in the income statement line item Gains and impairment (losses) on dispositions, net, as described above.

			Utilization for three months
			ended March 31, 2004
	Original	Balance at			Balance at
	charge amount	December 31, 2003	Cash	Non-cash	March 31, 2004
Fourth Quarter 1999 Charge	$272,544	$18,282	$1,860	$30	$16,392
2001 Charges	663,548	3,102	111	811	2,180
2002 Charges	292,979	24,395	1,613	(21)	22,803

Total	$1,229,071	$45,779	$3,584	$820	$41,375

Sale of France

On March 11, 2004, the Company completed a joint venture transaction of its funeral operations in France. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, the Company received net cash proceeds of $287,886, net of transactions costs, and a note receivable in the amount of EUR 10,000. The transaction resulted in a pretax gain of $12,639, recorded in Gains and impairment (losses) on dispositions, net, in the consolidated statement of operations, and a tax benefit of $24,929, which were recognized in the quarter ended March 31, 2004. Included in the pretax gain, the Company recognized $35,768 of contractual obligations related to representation and warranties and other indemnifications resulting from the joint venture contract. For further information regarding the sale of France, including pro forma financial information, see Form 8-K filed on March 24, 2004.

Proceeds from Investment in United Kingdom Company

At March 31, 2004, the Company had a 20% minority interest equity investment in and a note receivable from a United Kingdom funeral and cemetery company that each had a zero dollar carrying value. Subsequent to March 31, 2004, the Company received proceeds of $48,497 from the sale of a majority of its equity investment and the prepayment of its note receivable, with accrued interest, following a successful public offering transaction of the United Kingdom company.

     The Company recognized income of $27,179, recorded in Gains and impairment (losses) on dispositions, net, in the consolidated statement of operations as of March 31, 2004, to adjust the carrying amount of the receivable to its realizable value. In addition, the Company recognized interest income on the receivable, in the amount of $4,478 recorded in Other income, net in the consolidated statement of operations as of March 31, 2004.

     In the second quarter of 2004, as a result of the sale of 79% of its equity investment in the United Kingdom company, the Company will record a pretax gain of approximately $8,642.

16. Subsequent Event — Discontinued Operations

In 1999, the Company began an initiative to identify and address non-strategic or underperforming businesses. As a result of the assessment, the Company committed to a plan during the second quarter of 2004, to divest the existing funeral and cemetery operations in Argentina and Uruguay. The Company is actively marketing these operations. The Company plans to have no continuing interest in these operations subsequent to disposal of the Argentina and Uruguay businesses. Therefore, these operations are classified as discontinued operations for all periods presented.

The results of the Company’s discontinued operations for the three months ended March 31, 2004 and 2003, respectively, were as follows:

	Three months ended
	March 31,
	2004	2003
Revenues	$3,500	$2,683
Costs and expenses	(2,606)	(2,733)

Income (loss) from discontinued operations before income taxes	894	(50)
Provision (benefit) for income taxes	140	(162)

Income from discontinued operations	$754	$112

Net liabilities of discontinued operations at March 31, 2004 and December 31, 2003 were as follows:

	March 31, 2004	December 31, 2003
Assets:
Receivables, net of allowances	$3,993	$4,096
Other current assets	2,179	2,005
Preneed cemetery receivables and trust investments	1,445	1,601
Property, plant and equipment, at cost, net	402	376
Deferred charges and other assets	1,208	1,240

Total assets	9,227	9,318

Liabilities:
Accounts payable	1,302	1,107
Accrued liabilities and other current liabilities	5,741	6,493
Long-term debt	9,522	9,694
Deferred income taxes	13,690	13,026
Other liabilities and deferred credits	31,820	31,210

Total liabilities	62,075	61,530

Net liabilities of discontinued operations	52,848	52,212
Foreign currency translation	(66,789)	(71,001)

	$13,941	$18,789

17. Restatement of Financial Statements

The Company restated its previously issued financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, the interim quarters of 2000, 2001 and 2002, and the first three quarters of 2003, related to adjustments to Deferred preneed cemetery revenues and changes in the methodology for amortizing preneed funeral deferred selling costs. See the Company’s 2003 Form 10-K for complete disclosures relating to this restatement of the Company’s financial statements. All applicable amounts relating to these restatements have been reflected in the consolidated financial statements and notes to the consolidated financial statements.

     The effect of the restatement on the Company’s previously reported consolidated statement of operations for the first quarter of 2003 was as follows:

	First Quarter
2003	As Reported	As Restated
Revenues	$577,410	$578,826
Costs and expenses	465,422	463,868
Gross profits	111,988	114,958
Operating income	99,911	102,881
Income from continuing operations before income taxes and cumulative effects of accounting changes	67,143	70,112
Provision for income taxes	24,986	26,138
Net income	42,269	44,086
Earning per share:
Basic – EPS	.14	.15
Diluted - EPS	.13	.14